Exhibit 10.88

AGREEMENT GOVERNING EXTENSIONS OF CREDIT

This Agreement, dated March 13, 2009, is between Investors Community Bank (the “Bank”) and Tower Tech Systems Inc. (the “Borrower”).

RECITALS

A.            Bank and Borrower are parties to certain extensions of credit, which extensions of credit are evidenced by loan documentation existing on the date hereof and may be evidenced by additional loan documentation executed by one or both parties from time to time; and

B.            Bank and Borrower desire to enter into this Agreement relating to all such loan documentation.

AGREEMENT

1.             Collateral.

i.                 Debt Documents; Obligations. Bank and Borrower have executed and anticipate that from time to time they may execute loan agreements, notes, guaranties and other documentation evidencing a debt or obligation of Borrower to Bank from time to time. All documents at any time executed by Borrower and evidencing a debt or obligation of Borrower to Bank are referred to herein as “Debt Documents.” All obligations of Borrower to Bank under Debt Documents and all other obligations of Borrower to Bank from time to time are referred to herein as “Obligations.” Obligations include but are not limited to obligations to repay loans, debts occurring by reason of overdrafts of checking accounts, obligations to take action such as purchasing insurance or maintaining property, and all other obligations of Borrower to Bank, including those obligations that exist on the date hereof and those obligations that may be incurred on or after the date heretof.

The following existing documents are Debt Documents:

Commercial Promissory Note and Commercial Loan Agreement dated 3/21/2008, Irrevocable Standby Letter of Credit dated 8/31/2007, Guaranty of R. B. A. Inc. dated 3/21/2008, Guaranty of Tower Tech Holdings Inc. dated 3/21/2008

ii.                Security Documents; Collateral. Borrower has granted to Bank certain collateral, and Bank and Borrower anticipate that Borrower may grant to Bank additional collateral from time to time. All documents at any time granting to Bank a lien or security interest in any property are referred to herein as “Security Documents.” A document may be both a Debt Document and a Security Document. All of Borrower’s property in which Bank has a lien or security interest on the date hereof, and all property in which Bank may have a lien or security interest in the future, including but not limited to real estate and personal property, is referred to herein as “Collateral.”

The following existing documents are Security Documents:

Commercial Security Agreement dated 10/4/2007

iii.               Cross Collateralization. All Collateral shall at all times be security for all Obligations. If Borrower grants Bank a lien or security interest at any time, such lien or security interest shall continue, and the Borrower’s property shall continue to be collateral for all Obligations, until all Obligations are paid in full and Bank and Borrower enter into a termination or release of the applicable Security Document.

2.             Cross Default. Any time there is a default under any Debt Document, any Security Document or this Agreement, such default shall be a default under all Debt Documents, all Security Documents and this Agreement.

3.             Covenants and Agreements. In addition to all agreements contained in the Debt Documents and Security Documents, Borrower agrees to comply with all of the following:

i.                  Minimum Debt service coverage ratio of 1,25:1 tested quarterly using trailing 12 month financials.

The coverage ratio is defined as:

net profit + depreciation + interest
principal payments and interest payments

ii.               Minimum Tangible Net Worth (excluding goodwill and other intangible assets) covenant to be tested quarterly as follows:

3/31/2009	$1.4 million
6/30/2009	$1.6 million
9/30/2009	$1.8 million
12/31/2009	$2.0 million

iii.           Primary Depository account(s) to be maintained at Investors Community Bank.

iv.          Existing monthly borrowing base agreement to remain the same.

v.             No additional loans or leases to be entered into without Investors Community Bank’s prior approval.

vi.          Audited financial statements by Grant Thornton to be provided to Investors Community Bank by 3/31/2009. Financial performance of Broadwind Energy, Inc. and the two subsidiaries we finance (Tower Tech Systems, Inc., and R. B. A., Inc.) must be “materially close” (minimum fye 2008 profitability for Tower Tech Systems, Inc. of $3,600,000: minimum fye 2008 profitability for R. B. A., Inc. of $150,000: (excluding the one-time impairment charge) and a maximum fye 2008 loss for Broadwind Energy, Inc. of $27,000,000). These profitability numbers are based on 80% of the profitability / (loss) as reflected in the consolidated financial statements provided Investors Community Bank. The covenant violation applies if any, or all, of the above performance measurements are not attained.

Annually, Borrower will provide to Lender Borrower’s financial statements, tax returns, or those prepared by independent accountants within 90 days after the close of each fiscal year. Any annual financial statements that Borrower provides will be:

☐ reviewed statements. ☐ compiled statements.

☒ Borrower will provide Lender with interim financial reports on a quarterly basis, and within 45 days after the close of this business period. Interim financial statements will be:

☐ audited  ☐ reviewed  ☒ compiled statements.

4.             This Agreement to Control. The Bank and Borrower intend for this Agreement to apply to all transactions between them, and this Agreement shall continue in effect until the Borrower and Bank enter into a termination agreement. Even if a particular Security Document ever describes certain Obligations without describing all Obligations, that Security Document shall secure all Obligations.

5.             Effect of Agreement. This Agreement applies to all extensions of credit between Bank and Borrower. This Agreement is not an agreement to extend credit. Bank shall not be obligated under this Agreement to loan money to Borrower or otherwise extend credit to Borrower.

6.             Participants; Assigns; Guarantors; Disclosure. The Borrower agrees that the Bank may, at its option, sell to one or more other financial institutions or other parties interests in the Obligations. Bank may, at Bank’s sole option, disclose to the purchaser of any such interest and to any guarantor of all or any part of the Obligations financial and other information concerning the Borrower.

7.             Amendment. This Agreement may be amended only by a writing signed by the party to be bound thereby.

8.             Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin without giving effect to applicable principles of conflict of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

9.             Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

10.           Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:
Tower Tech Systems Inc.

a Wisconsin Corporation

By:	/s/ Steven A. Huntington
Steven A. Huntington
Title: C.F.O.

BANK:
INVESTORS COMMUNITY BANK

By:	/s/ Robert Boerger
Robert Boerger
Title: Sr. Commercial Lender